Exhibit 99.1

VIVUS.COM

Moderator: Timothy Morris
July 27, 2006
3:30 pm CT

Operator:                                                                      Welcome to the VIVUS Inc. Second Quarter 2006 Financial Results conference call.

Joining the call from VIVUS are Leland Wilson, Chief Executive Officer, Peter Tam, Senior Vice President of Products and Corporate Development, and Timothy Morris, Chief Financial Officer.

At this time all participants are on a listen-only mode. During the course of this conference call VIVUS may make projections or other forward-looking statements regarding future events or the future financial performance of the company.

We wish to caution that such statements are just predictions and that actual events or results may differ materially. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.

These documents contain and identify important factors that could cause the actual results to differ materially from these contained in our projections or forward-looking statements.

Following the speakers’ prepared remarks we will hold a question and answer session. To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star 0 for operator assistance.

I would now like to turn the conference over to Mr. Leland Wilson, President and CEO. Please go ahead, sir.

Leland Wilson:        Good afternoon and thank you for joining us today. In today’s call I will first review the accomplishments for the first half of the year. And then Peter Tam, our Senior Vice President of Product and Clinical Development will give you an update on each of the clinical programs.

Timothy Morris, our CFO will then review the financial results for the quarter and six months ending June 30, 2006. Lastly, I will tell you about an exciting event that we’ll host in August and I’ll leave you hanging until we’re able to announce that in just a few minutes.

First I want to go over our accomplishments and I’ll start with Qnexa. In May we announced exceptional results from our 200 patient phase 2 study conducted at Duke University.

In this study patients lost an average of 25 pounds or approximately 20 pounds greater than the placebo group at the end of the 24-week trial period.

Qnexa was well tolerated, as evidenced by the low dropout rate, with 46 of 50 patients completing the study in the Qnexa arm compared to 31 of 50 patients in the placebo group.

As I stated earlier, these results are exceptional. Over 50% of the patients lost 10% or more of their total body weight. And importantly, we did not see any plateau in the weight loss through the end of the 24-week trial period.

Peter will give you an update on our plans for Qnexa through the end of the year in just a moment.

Our patent situation on Qnexa has clarified somewhat as well. In June, 2006 the U.S. Patent and Trademark Office issued the company’s first patent for Qnexa.

This patent broadly covers Qnexa for its use in the treatment of obesity. The terms of this patent extend into 2019. Qnexa is also subject to additional U.S. and foreign patent applications.

We believe our intellectual property position on Qnexa is strong, allowing us freedom to practice and the ability to block others from practicing, as well.

Next, I’ll turn our attention to Evamist. In May, 2006 we announced positive results from our pivotal phase 3 clinical trial for Evamist.

As you know, Evamist is a novel one-a-day transdermal spray that delivers estradiol for the treatment of hot flashes in menopausal women. The study met the FDA-defined endpoints, showing statistically significant reduction in the number and severity of moderate and severe hot flashes.

I’d like to interject again at this point that this - we believe this is our 20th successful human clinical trial at VIVUS. That is, we have met both safety and efficacy endpoints now on 20 successful clinical trials at VIVUS.

Evamist, as many of you know, is a small, handheld, simple to use, spray delivery system. Evamist is fast-drying, nonirritating and invisible after application. Studies have shown that once administered, Evamist formulation is not affected by washing and does not transfer to others.

We are on track to file the NDA in the second half of ‘06. And Peter will give you further update on our ongoing activities.

Testosterone MDTS: As promised, we submitted our special protocol assessment for Testosterone MDTS phase 3 program for the treatment of hypoactive sexual desire disorder.

We have worked closely with the FDA over the last 18 months and have mutually developed a program which, if successful, we believe will result in an NDA approval.

Next I want to tell you about a conference call that we’ve scheduled for August 16. The phase 2 results of Qnexa have created substantial interest. So much so, that many investors have tried unsuccessfully to contact the principal investigator, Dr. Kishore Gadde.

As you can imagine, Dr. Gadde has a full-time clinical practice and is involved in various research projects. As such, it is difficult for Dr. Gadde to respond to many of your requests for his time.

In response to this we have arranged a conference call with Dr. Gadde on August 16 at 10:00 am Eastern Standard Time. Dr. Gadde will give an overview of the phase 2 trial, after which he will open the call to questions from the audience.

In addition, Dr. Thomas Najarian, inventor of Qnexa and principal scientist at VIVUS will join Dr. Gadde on the call. Dr. Najarian has extensive clinical experience with Qnexa.

The Duke study confirmed the results Dr. Najarian has seen in his clinical practice. Dr. Najarian will also be available to discuss his insights into the use of Qnexa in obese patients.

We hope that you will join us on August 16 for the call. And in addition, we invite you to forward your questions to us ahead of time so that we can ensure that they are addressed during the call. Additional announcements about the details of the call will follow next week.

With that, I will turn the call over to Peter Tam, Senior VP of Product and Corporate Development. Peter?

Peter Tam:             Thanks Lee. I will now briefly review each of the five clinical programs we have, the progress we’ve made in the first six months of 2006 and some of the milestones to look forward to at the end of this year.

For Qnexa, our treatment for obesity, we previously announced the results of the phase 2 study at Duke University. Since that time we have been busy with the necessary studies required to start the phase 3 program.

We held a guidance meeting with FDA in the spring to outline our development plan for phase 3. The FDA agreed to our plan and we are proceeding accordingly.

The requirements necessary to begin the pivotal phase 3 studies are as follows.

We need to conduct three-month toxicology studies in two species. And this is done in animals. These studies have been initiated and we expect the results from these studies before the end of 2006. We also have begun genotoxicity studies for phentermine.

Since phentermine was approved many years ago, these studies have not been conducted. These studies have been started and we expect the results before the end of 2006.

Please keep in mind that these studies are standard tox studies. And that both of the active ingredients are marketed products and have been used for many years by thousands of patients.

We are currently optimizing the once-a-day formulation of Qnexa. The Duke study as you know, was performed with a twice-a-day formulation. We are working with contract drug formulation companies on several formulations. And we are making good progress on this front.

Since the announcement of the phase 2 results, we have had repeated requests for more data and information about the trial. In response, as Lee previously mentioned, Dr. Kishore Gadde and Dr. Najarian will be available on August 16 to address your questions.

In addition, we have also submitted an abstract on the phase 2 data to the North American Association for the Study of Obesity or NAASO. The meeting is scheduled to take place in Boston on October 20 to 24.

If accepted, Dr. Gadde will present the abstract in person and we will be passing along more details as they become available.

For Evamist we have completed and announced our phase 3 study results and are assembling the NDA for submission to FDA. Our goal has been to submit the NDA in the second half of the year. I’m pleased to report that we are on target to meet that objective.

For our ALISTA, our topical alprostadil product for the on-demand treatment of female sexual arousal disorder, the phase 2b study is nearing completion.

The 300-patient study is scheduled to be completed by the end of the third quarter. We will be releasing the results of this study before the end of the year.

For Testosterone MDTS, our treatment for hypoactive sexual desire disorder in women, we submitted a special protocol assessment or SPA for the phase 3 safety and efficacy study in June.

We held another meeting with the FDA and we believe we have reached agreement with the FDA on the overall study design, the number of patients, length of treatment and the study endpoints for our safety study.

We believe this is a significant achievement for our testosterone development program. We will continue to work closely with the agency and hope to report on our progress with the agency during the Q3 conference call.

As you may know, on June 1 the CHMP or the Committee for Human Medicinal Products, a division of the EMEA or the European Agency for the Evaluation of Medicinal Products, recommended the approval of Intrinsa in Europe.

Intrinsa is a transdermal testosterone patch under development by Proctor & Gamble for the treatment of hypoactive sexual desire disorder.

We believe the recommendation by the CHMP is an important milestone for us as it signals positive regulatory review for the safety and efficacy of testosterone in women with HSDD.

While the CHMP and EMEA have no regulatory authority in the United States, we are encouraged by this development and expect Intrinsa to be available in Europe later this year.

For avanafil, our PDE5 inhibitor being developed for the treatment of male erectile dysfunction, we have initiated the metabolism studies as reported previously, prior to the beginning of the start of the phase 3 clinical trials.

These are the ongoing R&D activities at VIVUS. And I look forward to sharing more with you during the next conference call.

With that, I’ll turn it over to Tim for a review of the quarter’s financials. Tim?

Timothy Morris:                                 Thank you, Peter. The financial results for the second quarter of 2006 are as follows.

Total revenue for the second quarter of 2006 was $3.6 million. This compares to $1.7 million for the second quarter of 2005.

The increase in revenue over the second quarter last year was primarily due to increases in both domestic and international shipments of MUSE. The increase in MUSE revenues is a result of fluctuations in inventory levels at the wholesale level and is not indicative of any trend.

Domestic demand for MUSE at the retail and government level remains constant with prior periods, averaging almost 200,000 units per quarter.

Net loss for the second quarter was $5.8 million or 12 cents per share. This compares to a net loss of $8.7 million or 19 cents per share for the second quarter of 2005.

The reduction in net loss is primarily a result of increased MUSE revenue and lower total operating expenses in the second quarter of 2006 as compared to the same quarter of 2005.

Total operating expenses of $9.7 million in the second quarter were $900,000 lower than the second quarter of 2005 — the net result of decreases in research and development spending offset by increases in both cost of goods sold, which is higher due to higher revenues, manufacturing, selling and G&A.

Research and development spending in the second quarter of 2006 declined for the four sexual health clinical development programs, partially offset by an increase in spending related to Qnexa.

In the second quarter of 2006 the noncash stock compensation expense under FAS 123R is $564,000.

Since this is a new requirement, no similar amount was recognized in the second quarter of 2005. This amount has been allocated to the cost of goods sold in manufacturing, R&D and SG&A expenses accordingly.

The financial results for the first half of 2006 are as follows. Total revenues were $4.9 million, which was $2.6 million higher than the total revenues of $2.3 million for the first six months of 2005. The increase in revenues again is due to increased shipments of MUSE.

The net loss for the first six months of $14.7 million or 32 cents per share was lower when compared to the net loss of $17.5 million or 42 cents per share for the first six months of 2005.

The decrease in net loss is primarily the result of increased MUSE revenues as compared to the first six months of 2005.

For the first half of 2006 the total stock compensation expense under FAS 123R is $1.1 million. Again, this is a noncash charge. The allocation of the FAS 123R expense is approximately 50% to SG&A, 30% to R&D and 20% to manufacturing.

Exclusive of the $1.1 million noncash charge for FAS 123R, total operating expenses are lower for the first six months of 2006 as compared to the first six months of 2005.

At June 30, 2006 VIVUS had cash, cash equivalents and available-for-sale securities of $34 million. This compares to $29 million that we had at March 31, 2006.

The increase in cash, cash equivalents and available-for-sale securities of $5 million is the net result of the $12 million in proceeds from our registered direct public offering less the cash used in the second quarter for operations and working capital.

Exclusive of the cash received from the sale of common stock, the change in cash, cash equivalents and available-for-sale securities for the second quarter was approximately $7 million.

For the first half of 2006, exclusive of the cash received from the sale of common stock and the proceeds from our mortgage note on the New Jersey facility, the change in cash, cash equivalents and available-for-sale securities for the first six months of 2006 was $10.4 million.

As an update, we expect the cash burn in 2006 to be approximately $25 million, depending on the timing of the studies required for Qnexa development.

The cash burn in the second half of the year will be higher than the cash burn in the first six months, again due to increased spending on Qnexa and milestone payments and related filing fees due upon the NDA filing for Evamist.

In July we filed a shelf registration statement on Form S-3 with the SEC. We consider this filing to be routine and when declared effective will allow us to raise money through the sale of common stock on an opportunistic basis.

Having an effective shelf registration statement on file should allow us to negotiate better terms with investors than without an effective shelf.

The current cash on hand should be sufficient to fund the necessary pre-phase 3 study or Qnexa. We will continue to fund the pre-phase 3 studies for the rest of the portfolio as well.

Qnexa remains our highest priority and we are willing to utilize equity capital to fund the phase 3 development. We continue to make progress and add value in the rest of the portfolio.

However, each of the remaining programs will need to stand on their own from a funding perspective. That is, we intend to seek non-dilutive funding for the phase 3 clinical trials for each of the remaining programs.

In terms of company presentations and IR updates, I am proud to announce that the company will present at the following investor conferences in the next 60 days: We will participate in the ThinkEquity Partners Fourth Annual Growth Conference, September 11 through 14 in San Francisco.

We will also present at the Oppenheimer Metabolic Conference, September 21 in New York and lastly, the UBS Global Life Sciences Conference, again in New York, September 25 through 28.

In addition, company management including Dr. Thomas Najarian, inventor of Qnexa, will be meeting face-to-face with investors next week in both Boston and New York.

With that, we’re going to open the call up to questions and then back to Leland for a closing statement.

Operator:                                                                      At this time I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Please hold for your first question.

Your first question comes from Victor Lau of Wachovia Securities.

Victor Lau:                                                              Great. Thanks for taking the question. Do you expect the MUSE franchise to grow year-over-year? And has there been any initiatives to smooth out the volatility in the buying pattern?

And secondly, what’s the timing of FDA response on the SPA for testosterone? And what’s the next step assuming FDA - the SPA is granted? Thanks.

Leland Wilson:                                       Victor, this is Lee. I’ll take the first part of that and then maybe Peter can update you on the other.

MUSE has an interesting life. We don’t talk about it very much but those of you who have been knowledgeable about it, it’s gaining use for - in patients that have had a radical prostatectomy. And that is as a therapeutic agent.

And it’s becoming the drug of choice among many physicians to help patients regain their potency following a radical prostatectomy. So with that in mind, we expect in the future years for MUSE to regain sales growth.

This year however, we expect - we have projected it to be flat. But I continue to be surprised by the number of physicians that are adapting MUSE for this indication.

And as far as the buying patterns are concerned, we don’t like them. It is something that the industry has adapted in order to get better buying terms and et cetera.

And until they wean off of the discounts that we’re allowed them - to give them at the end of the year, we’re going to continue to see these buying patterns persist. Hopefully we - they will decrease. But I see no reason why they will in the near future.

Peter?

Peter Tam:                                                                Yeah. And with regard to the timing of FDA’s response to our testosterone SPA, we expect to hear something back from them I would say over the next couple of months – about 45 days after submission.

Victor Lau:                                                              Great. Thanks.

Operator:                                                                      Please hold for your next question. Your next question comes from Michael Tong of Wachovia.

Michael Tong:                                          Hi. Thanks for taking the question. Just to follow up on the testosterone question, based on what you have seen and based on your dialogue with the FDA so far, can you give us some parameters as to what they may be looking for as far as the phase 3 requirement is concerned, like size of the trial and duration and, you know, endpoints?

And along those lines, based on what you know now, how much do you think the phase 3 will cost?

Peter Tam:                                                                Michael - yeah, unfortunately we’re not going to be able to provide you with specific details of the study because we felt that we spent quite a bit of time with the FDA to negotiate on all these endpoints and size and duration of treatment and so forth.

So, you know, from a competitive standpoint we would like to keep those close to our vest.

But from a study conduct standpoint we are currently looking at tightening up on the - on how much it would cost to - you know, for these estimates to complete all the studies that are necessary for an NDA filing for testosterone.

And, you know, we are still of the opinion that this is doable from a drug development standpoint. And, you know, I think that’s all we can comment at this point.

Leland Wilson:                                       Yeah. I would say it’s doable from VIVUS’ perspective. That is for VIVUS to do it, it’s not a - prohibitive from a cost basis.

Michael Tong:                                          Thanks.

Operator:                                                                      Your next question comes from Ilya Kravets of Rodman & Renshaw.

Ilya Kravets:                                                    Hi guys. It’s Ilya. Thanks for taking the question. Just briefly to come back to testosterone and clarify some of the comments, so you submitted the SPA but have not met with the FDA since then. Is that right?

Peter Tam:                                                                No. We actually - we had met with the FDA subsequent to that on, you know, more discussion around the safety study.

Ilya Kravets:                                                    I see. So then - and you’re still expecting a response to the SPA within this 45-day timeframe?

Leland Wilson:                                       That’s correct.

Ilya Kravets:                                                    Okay. So chances are following the meeting that you’ll make some adjustments before filing, you know, a revised protocol for phase 3? Or do you think that you’ll be able to basically get started after that?

Peter Tam:                                                                Well I mean there are - you know, it depends on, you know, what type of comments we get back from the FDA. You know, in terms of the overall study design, I think those are there.

So we believe that, you know, on - it’s more on the detail side as to, you know, how the study is going to - what are some of the parameters one would need to measure, you know, in terms of secondary endpoints and so forth.

So the timing is that we believe that the SPA will be in - you know, after acceptance and after completing the protocol, should be in effect I would say probably - certainly before the year is over.

Ilya Kravets:                                                    Okay. So then that would put you in a position to start the clinical trials by year end or early part of next year?

Leland Wilson:                                       Yeah. I’ll take that one, Ilya. The - at that point it’s a money issue.

Ilya Kravets:                                                    Right.

Leland Wilson:                                       And as we’ve said earlier, testosterone needs to stand on its own from a funding basis. And we are currently looking at non-dilutive funds - funding for that project.

Ilya Kravets:                                                    Okay. And you mentioned that about other products as well. Are you - are there any avenues that have - seem more favorable than others? Are partner discussions ongoing? Can you just enlighten us a little bit on that?

Leland Wilson:                                       I don’t want to make any promises. Ilya, as you know, people tend to pick up on partnering discussions and take them as God’s given truth. So I would rather just kind of not put on any expectations on any partnering discussions going forward, if that’s okay.

Ilya Kravets:                                                    No. That’s appreciated. And just the - what can we expect from the August 16 call? Maybe you can just elaborate on that because the data hasn’t been published and Dr. Gadde has been difficult to reach.

So can you just maybe give us an overview of the agenda for the call?

Leland Wilson:                                       Dr. Gadde has been nearly impossible to reach and I can give you a good reason why. He has received over 200 requests from the investment community to talk about the study. Obviously you can appreciate that he can’t respond to those.

So at this study - at this August 16 call every topic is available for discussion. And there will be additional data that will be disclosed. But it’s - you know, the top line data still stands and everything else. And everything that we know about this study has been extremely positive.

We were out - I was out yesterday with Dr. Najarian and Tim visiting investors. You know, and I find it kind of ironic because a number of potential investors said, “Lee, you know, I’ve known you a long time but this study is just too good. How can this possibly be so much better than any other therapy under development for the treatment of obesity?”

And I kind of got a little chuckle out of that. And then they said, “Well it goes back to getting Najarian to talk about the study.”

I can assure all of you that everything is transparent about this study. The results are exactly as we have said they are. We predict that all future studies will be very close, if not exactly like the results of this study.

The data that Dr. Najarian has collected over the number of years he’s been working since inventing this product is exactly the same that was seen in the Duke study. The Duke study is absolutely anchored to other data that J&J has done on topiramate at appropriate doses, with placebo, et cetera.

This trial is an extremely high-quality study and Dr. Gadde will be there to present his own personal view of the study and will give you any kind of information that you want.

Now the one remaining question that we’re debating - and I know all of you are asking for what the dose is. And there’s a little conflict in the company to say - Peter and I are arguing whether we should release the dose at that point or not.

The second - you know, so we’ll have some decision around that then. Clearly the NAASO meeting when - in October 20 to 24 - Dr. Gadde is presenting his abstract at that time. And so we’ll - we’re thinking about what additional information will be available for release at that time. So that’s where we are with it.

Dr. Najarian is a fountain of information on this. He’s one of the world’s leading experts on the treatment of obesity.

Obviously he’s a very distinguished authority – Harvard MD, obviously on staff at Harvard, has been working in the area of obesity for, gee, 25 years, has an exceptionally large clinical practice in the area and is probably the world’s authority on the use of these compounds – phentermine and topiramate – for this indication.

So again, you can ask him any questions that you’d like to come up with. And we’ll just all sit back and watch and see how those things develop. It should be a very exciting phone call.

Ilya Kravets:                                                    I’m sure it is. And at least from my experience at the ADA and some of the meetings - conversations with other experts in the field, the feeling has been almost unanimous that the product is very effective.

And that the results that you guys have shared with us is what experts have seen when they’ve given, you know, some kind of a similar formulation. And from what they’ve seen in the field just in general when these two drugs are combined.

But on the combination formulation, how far along are you from coming to this once-a-day final dosing and treatment therapy?

Leland Wilson:                                       Yeah. We have two companies that are household names and experts in formulation development working aggressively on the formulation development. And we’ve made excellent progress.

And we actually have prototypes that we’re looking at right now. It is our goal that this will not be a rate-limiting step and so far progress has been very good in that regard.

Ilya Kravets:                                                    All right. Great. Thanks a lot.

Leland Wilson:                                       You bet.

Operator:                                                                      Your next question comes from Brant Jaouen of RBC Capital Markets.

Brant Jaouen:                                               Hi. Good afternoon. Thanks for taking my question. Can you guys hear me?

Man:                                                                                            Yeah. You got it, Brant. Go ahead.

Brant Jaouen:                                               Oh great. Just wanted to ask you quickly on MUSE - trying to understand, you know, where the breakeven point is in terms of run rate.

I know you guys have disclosed that you’re looking at about 200,000 units per quarter in terms of demand. How does that sort of mesh in with, you know, our thinking on the facility in terms of breakeven and manufacturing cost?

Leland Wilson:                                       Yeah. Brant, obviously we don’t spend much time talking about MUSE. It’s not a big deal for investors in general.

But we are - we’re not going to lose any money or spend any money on MUSE. I mean that’s - everything that’s done and expensed around MUSE is covered by MUSE expenses. So the entire factory and all the employees and even a part of my salary is paid for by MUSE.

And I would say that since we launched MUSE we’ve actually taken over $200 million out of operating profits from MUSE and put them into our development pipeline.

So that - MUSE has been a wonderful drug. And it is, as I said earlier, showing, you know, first-in-class kind of efficacy in helping patients regain their potency post-radical prostatectomy. So who knows where it’s going forward?

But the - you know, I want to center the investors clearly on two drugs which have potential blockbuster activity. And that is testosterone and Qnexa. Those products are both potentially very, very large pharmaceutical products. And MUSE will never be a very, very large product again, as you know,

Brant Jaouen:                                               Sure. No. Understood. With respect to ALISTA, I’m assuming that it’s along sort of the same timeline as testosterone in terms of, you know, we’re going to hit the end of the year and we’ll see some results from the phase 2b.

And then kind of, things go on hold until, you know, partnership is found or money comes in. Or, you know, how do you start preparing to start that phase 3? And how do you sort of foresee that process working?

Leland Wilson:                                       I think you have a pretty good grasp on it. The - we have some more work to do. We are - we’ll be working with the agency to get an SPA in place for its use. And we’ve obviously had numerous conversations with the agency about what the requirements are.

Clearly we think we have a very safe and effective product. And we’ll - a lot of decisions will be made around the end of the - regarding the phase 2b data, including any possible conversations on other kind of financings, et cetera.

Brant Jaouen:                                               Great. Thanks for taking my questions.

Leland Wilson:                                       You bet.

Operator:                                                                      Again I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad. We will pause again for just a moment to compile the Q&A roster. Please hold for your next question.

Your next question comes from Mark McInerney of Visium.

Mark McInerney:                           Hey guys. How are you doing?

Leland Wilson:                                       Good.

Mark McInerney:                           Just a quick question on Qnexa. You talked about the genotox study for phentermine. I’m just wondering, has the agency asked for anything else like a repro or a carc study at this point?

Peter Tam:             Yes. The - we plan to conduct the carcinogenicity study for phentermine to close out and complete that tox package. Again, that will not be a rate-limiting study. And these are all the preclinical tox studies that we would need to do.

Leland Wilson:        Yeah. Just to clarify, that “yes” was not in regard to your repro study question. Genotox and carcinogenicity studies are what’s required. Period.

Mark McInerney:                           Thanks.

Leland Wilson:        And I - just as a comment around that too, we - out on the road yesterday talking to people, a lot of people were wondering about the requirements that we have with the FDA.

And I want to assure everybody that the requirements the FDA has given us for this study are one year, 1500 patients on treatment, one year, 1500 patients on treatment. Okay?

Any other questions?

Operator:                                                                      Your next question comes from Steve Sullivan of Horizon Financial Group.

Steve Sullivan:        Lee, let me start with you. Basically, you talked about partnerships and how you’re concerned about setting milestones that might not be achieved. But I just wanted to be assured that you are diligently looking for partnerships in all areas that you’ve been focused on in the past.

Leland Wilson:        Steve, I think you know me better than anybody else here. You know how much pressure’s on me to do those kinds of things. So I think you know the...

Steve Sullivan:                                         Just more clarification for everyone else, Lee.

Leland Wilson:        Yes. Yeah. Financing is an extremely high priority for us. I would say – and Steve, as you and I have talked – it’s disappointing to see the stock price where it is. And I think it’s absolutely ridiculously illogical. But I often don’t have control on this side of what the stock price issues are.

So, you know, we’re working very aggressively to get non-dilutive financing here based upon what’s happening around the stock price today.

Steve Sullivan:                                         Now that was my second question. Can you describe the vehicles of non-dilutive financing?

Leland Wilson:        Sure. And, you know, there are a number of things, including partner relationships. But there are ways that you can actually have Wall Street firms that you know about, Steve, that will fund in exchange for royalties going forward.

There are clinical research organizations which will fund 50% of costs going forward. And there are a number of other alternatives as well.

Steve Sullivan:        And the last question, Lee is there was some concern regarding your ability to use the compounds for Qnexa going forward – would there be any royalty payments, that type of thing.

Can you go over your due diligence you put into it from the beginning to today to assure us that you have the bases covered or have full knowledge of...?

Leland Wilson:        Are you referring to the patents, Steve?

Steve Sullivan:                                         Correct.

Leland Wilson:        Yeah. No, we’ve - we actually did complete due diligence – hired outside consultants, including attorneys, et cetera, to look at the patent situation.

And as I said before, we have a freedom-to-operate opinion from counsel. And we have had others that under confidentiality have reviewed the patent situation, became comfortable and have invested in the company.

And so we’re very comfortable with our position there, both from a freedom to practice and the ability to block others from practicing in the area.

Steve Sullivan:                                         Okay. Thank you, Lee.

Leland Wilson:                                       You bet.

Operator:                                                                      At this time there are no further questions. Gentlemen, are there any closing remarks?

Leland Wilson:        Okay. Well I want to just have you put out the word on our August 16 conference call. That’s going to be a lot of fun.

I’m going to sit back and listen to two experts in the field and it’s a chance for to - us to learn. And I’ve listened to these men numerous times and I learn something each time. And so tell your friends and please come and join us at that time.

Again as usual, I would like to say that we appreciate your support here and it’s an exciting time at VIVUS. I know of no other company which has the promise that I see in VIVUS’ development program - pipeline.

So with that I’ll sign off and talk to you on the 16th. Thanks, everybody.

Operator:                                                                      Thank you. This concludes today’s VIVUS Inc. Second Quarter 2006 Financial Results conference call. You may now disconnect.

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